November 10, 2008

James Robinson
6218 E. Shangri–La Road
Scottsdale, AZ 85254

Dear Jim,

American CareSource Holdings, Inc. is pleased to offer you the position of Senior Vice President Sales & Marketing.  In this position you will report to me. The starting salary offered for this position is $200,000 annually.  Your start date with American CareSource will be Friday, November 10, 2008 at our Dallas office.  This offer is not to be considered a contract guaranteeing employment for any specific duration.  As an at-will employee, both you and the company have the right to terminate your employment at any time.  This offer is contingent on passing a background check and drug screen.

As part of your compensation, you will accrue four weeks of vacation a year and will be offered the opportunity to participate in the Company’s Stock Option Plan subject to plan guidelines and Board of Director’s approval.  We have targeted your initial participation at 225,000 options with a strike price at the closing price on the day they are approved.  This grant will vest over four years, with annual vesting on the approval date. In the event of a change in control, your options will vest 100%.

In the event of a termination resulting from a Change of Control, the Company will pay employee a lump sum equal to twelve (12) months of compensation as well as any pro rata bonus earned for the current year, within 30 days following a Change of Control. In addition, the employee will continue all benefits for a period of twelve (12) months under the current plan.

A relocation package of $75,000 is included.  Up to $35,000 will be reimbursed for temporary housing and moving expenses.  The remaining $40,000 will be paid at the completion of the relocation to Dallas.  In addition to the relocation package, you will be reimbursed for up to six round trip flights between Dallas and Phoenix, AZ.

This position is also eligible for bonus and commission.  The structure for these plans will be laid out for you in a separate document.

On your first day of employment, American CareSource will provide additional information about the objectives, policies, benefit programs, general employment conditions and completion of employment and benefit forms.

  5429 Lyndon B. Johnson Freeway , Suite   7 00
  Dallas , TX   75 240
  P:800.370.5994  F: 972. 980.2560
  www.anci-care.com

James Robinson	November 10, 2008
Offer Letter for Employment	Page 2 of 2

To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development.  If you have any questions, please do not hesitate to contact me at 972.308.6842.  I look forward to working with you in the future and hope you will find your employment a rewarding experience.

Sincerely,

David S. Boone
Chief Executive Officer

Please indicate your acceptance by your signature, and return this offer letter to me.  Thank you.

/s/ James Robinson	11/11/08
Signature	Date

  5429 Lyndon B. Johnson Freeway , Suite   7 00
  Dallas , TX   75 240
  P:800.370.5994  F: 972. 980.2560
  www.anci-care.com